UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: January 16, 2009

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2009, Heckmann Corporation (the “Company”) entered into an employment agreement with J. John Cheng (“Executive”). The agreement provides that Executive will serve as the Company’s President, China Division. Under the agreement, Executive will receive an annual salary of $175,000, and a guaranteed bonus equal to 30% of base salary, payable on an annual basis. Executive is also eligible for a discretionary bonus equal to 30% of base salary. The discretionary bonus will be based on the Executive’s individual contribution and performance metrics determined and recommended by the Company’s Chief Executive Officer and approved by the Company’s Compensation Committee. Executive will receive a grant of 125,000 restricted shares of Company common stock, of which one-third shall vest on the first business day following the Company’s 2009 annual meeting of stockholders, one-third shall vest on April 15, 2010, and the remaining one-third shall vest on April 15, 2011. Issuance of the restricted shares is subject to obtaining stockholder approval of such grants as required by the rules of the New York Stock Exchange. Executive is also eligible to receive stock option grants under the Company’s 2009 Equity Incentive Plan. The restricted stock plan and 2009 Equity Incentive Plan will be presented to stockholders for approval at the Company’s 2009 annual meeting of stockholders. The agreement provide that the Executive will be entitled to participate in any pension benefit plan, welfare benefit plan, vacation benefit plan or other executive benefit plan made available by the Company to its senior executives.

The agreement provides that if the Executive is terminated for “cause” (as that term is defined in the employment agreement) he will be entitled to receive an amount equal to his salary, bonus and pro rata vested stock only through his final date of service. If the Executive is terminated without “cause,” he will be entitled to receive in a lump-sum an amount of compensation to be mutually determined by the Company and the Executive, but in no event less than an amount equal to his salary and bonus for the most recent three-month period, and the lapse of all restrictions on stock and full vesting of all equity grants through his final date of service. If the Executive terminates his employment for “good reason” (as that term is defined in the respective employment agreement), he will be entitled to receive in a lump-sum an amount of compensation to be mutually determined by the Company and the Executive, but in no event less than an amount equal to his base salary, bonus and pro rata vested stock for the most recent twelve-month period. If the Executive is terminated following a “change of control” (as that term is defined in the respective employment agreement), combined with a material change in Executive’s position and responsibilities, he will be entitled to receive two times his annual salary and bonus, two years of health insurance coverage, the lapse of all restrictions on stock, and full vesting of all equity grants.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2009, Mr. Timothy L. Traff advised the Company that he needed to resign from the Company’s Board of Directors for personal reasons. Mr. Traff advised that he has no disagreements on any matter relating to the Company’s operations, policies or practices. The Board of Directors thanked Mr. Traff for his service and accepted his resignation. The Nominating and Governance Committee of the Board of Directors is evaluating several candidates for selection as a nominee to fill the vacancy.

On January 12, 2009, the Company appointed J. John Cheng, 48, as President of its China Division.

Mr. Cheng has been involved in the bottling and packaging industry for almost twenty years, and has held various senior management positions within industry segments ranging from food & beverage to cosmetics products packaging, most recently serving as Chief Executive Officer of China Bottles, Inc., from November 15, 2008 through January 10, 2009. From 2004 to 2008, Mr. Cheng served as China Group General Manager of Great East Package Holdings, Ltd., a contract beverage bottler. From 2000 to 2004, he served as a director of business development for Constar International in the United States, and as vice president of Rexam Cosmetics in charge of its operations in the Asia Pacific Region. From 1996 to 2000, Mr. Cheng was an operations director of Crown Cork and Seal in the United States where he led the its global plastics technology R&D team and pioneered the development of beer in PET plastics and other lightweight packaging applications. From 1989 to 1995, Mr. Cheng led the technical team in PET plastics mold and machinery development at FMT Corporation. Mr. Cheng has patented various packaging designs and processes throughout his career and was educated in both China and the United States. Mr. Cheng received his BS and MS degrees in mechanical engineering from Shanghai Jiao Tong University in 1982, and Worcester Polytechnic Institute in Massachusetts in 1989.

The information contained in Item 1.01 of this report is incorporated into this Item 5.02 by reference.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Exhibit Description

10.29	Executive Employment Agreement, dated January 12, 2009, between Heckmann Corporation and J. John Cheng**

**	Attached hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2008

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann
Name:	Richard J. Heckmann
Title:	Chief Executive Officer